                                                                        ANNEX A


                                 @POS.COM, INC.
                            3051 NORTH FIRST STREET
                          SAN JOSE, CALIFORNIA 95134


                       INFORMATION STATEMENT PURSUANT TO
                 SECTION 14(F) OF THE SECURITIES EXCHANGE ACT
                       OF 1934 AND RULE 14F-1 THEREUNDER

     This Information Statement is being mailed on or about August 19, 2002 as part of the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Statement") of @pos.com, Inc. (the "Company"). You are receiving this Information Statement in connection with the possible election of persons designated by Symbol Technologies, Inc. ("Parent") to a majority of seats on the Board of Directors (the "Board") of the Company. On August 12, 2002, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Parent and Symbol Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Parent, pursuant to which the Purchaser is required to commence a tender offer to purchase all outstanding shares of Common Stock, par value $0.001 per share, of the Company (the "Shares"), at a price per Share of $0.46, net to the seller in cash (the "Offer Price"), upon the terms and conditions set forth in the Purchaser's Offer to Purchase, dated August 19, 2002 and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer"). Copies of the Offer to Purchase and the Letter of Transmittal have been mailed to stockholders of the Company and are filed as Exhibits (a)(1) and (a)(2) respectively, to the Tender Offer Statement on Schedule TO (as amended from time to time, the "Schedule TO") filed by the Purchaser with the Securities and Exchange Commission (the "Commission") on August 19, 2002. The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares that are owned by Parent, the Purchaser, any of their respective subsidiaries, or the Company, and Shares held by stockholders of the Company who did not vote in favor of the Merger Agreement and who comply with all of the relevant provisions of Section 262 of the DGCL) will be converted into the right to receive the amount in cash per Share paid pursuant to the Offer.

     The Offer, the Merger, and the Merger Agreement are more fully described in the Statement to which this Information Statement is attached as Annex A, which was filed by the Company with the Commission on August 19, 2002 and which is being mailed to stockholders of the Company along with this Information Statement.

     This Information Statement is being mailed to you in accordance with
Section 14(f) of the Securities Exchange Act of 1934 ("Exchange Act") and Rule 14f-1 promulgated thereunder. The information set forth herein supplements certain information set forth in the Statement. Information set forth herein related to Parent, the Purchaser or the Parent Designees (as defined below) has been provided by Parent. You are urged to read this Information Statement carefully. You are not, however, required to take any action in connection with the matters set forth herein.

     Pursuant to the Merger Agreement, the Purchaser commenced the Offer on August 19, 2002. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Monday, September 16, 2002, unless the Purchaser extends it.

     Unless otherwise specified to the contrary, the information relating to the Company set forth below in this Statement was obtained from the Company's Proxy Statement on Schedule 14A filed on December 18, 2001 and such information has not be updated.

 GENERAL

     The Common Stock and Series B Preferred Stock, $0.001 par value ("Series B Preferred Stock"), are the only classes of equity securities of the Company outstanding which are entitled to vote at a meeting of the stockholders of the Company. As of the close of business on August 12, 2002, there were 10,416,141 outstanding shares of Common Stock and 369,054 shares of Series B Preferred Stock, of which Parent and the Purchaser own no outstanding shares as of the date hereof. Each share of Common Stock is entitled to one vote each and each share of Series B Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which it could then be converted. As of the date hereof, each share of Series B Preferred Stock is convertible into approximately 2.03 shares of Common Stock.


 RIGHTS TO DESIGNATE DIRECTORS AND PARENT DESIGNEES

     The information contained herein concerning Parent Designees (as described below) has been furnished to the Company by Parent and its designees. Accordingly, the Company assumes no responsibility for the accuracy or completeness of this information.

     The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by the Purchaser pursuant to the Offer, Parent will be entitled to designate such number of directors (the "Parent Designees") on the Board, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on the Board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding.

     The Merger Agreement provides that the Company will, upon request of the Purchaser, promptly increase the size of the Board or obtain the resignations of such number of directors as is necessary to enable the Parent Designees to be elected to the Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, will cause the Parent Designees to be so elected.

     Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, there will be, until the Effective Time, at least one member of the Board who was a director on the date of the Merger Agreement.

     The Parent Designees will be selected by Parent from among the individuals listed below. Each of the following individuals has consented to serve as a director of the Company if appointed or elected. None of the Parent Designees currently is a director of, or holds any positions with, the Company. Parent has advised the Company that, to the best of Parent's knowledge, except as set forth below, none of the Parent Designees or any of their affiliates beneficially owns any equity securities or rights to acquire any such securities of the Company, nor has any such person been involved in any transaction with the Company or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the Commission other than with respect to transactions between Parent and the Company that have been described in the Schedule TO or the Statement.

     The name, age, present principal occupation or employment and five-year employment history of each of the individuals who may be selected as Parent Designees are set forth below. Unless otherwise noted, the business address of each person listed below is One Symbol Plaza, Holtsville, New York 11742, telephone (631) 738-2400.




                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                             POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------   ---------------------------------------------------------------------
Richard Bravman, 46        Vice Chairman of the Board of Directors and Chief Executive Officer
                           of Symbol Technologies, Inc. Senior Vice President and General
                           Manager of the Mobile and Wireless Systems Division of Symbol
                           Technologies, Inc., 1995 to 2001. President and Director of Symbol
                           Acquisition Corp.

Leonard H. Goldner, 54     Executive Vice President, General Counsel and Secretary of Symbol
                           Technologies, Inc., 1992 to present, and Director, Vice President,
                           Secretary and Assistant Treasurer of Symbol Acquisition Corp.

Kenneth V. Jaeggi, 56      Senior Vice President-Finance and Chief Financial Officer of Symbol
                           Technologies, Inc., 1997 to present.

Robert Korkuc, 39          Vice President, Chief Accounting Officer of Symbol Technologies,
                           Inc. and Vice President, Treasurer and Assistant Secretary of Symbol
                           Acquisition Corp. Held various finance and accounting positions at
                           Symbol Technologies, Inc. since 1990.

William Nuti, 38           President and Chief Operating Officer of Symbol Technologies, Inc.
                           since August, 2002. Senior Vice President at Cisco Systems, 1992 to
                           2002. The principal business of Cisco Systems is providing Internet networking solutions.

Jerome Swartz, 61          Chairman of the Board of Directors, Chief Scientist and Director of
                           Symbol Technologies, Inc. Chief Executive Officer of Symbol
                           Technologies, Inc., 1985 to 2000.

                            OWNERSHIP OF STOCK BY THE
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information as of August 12, 2002 as to shares of the Common Stock and Series B Preferred Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock and Series B Preferred Stock, (ii) each of the Company's directors, (iii) each of the Company's Chief Executive Officer and the other four most highly compensated executive officers and (iv) all current directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.




                                                                              AMOUNT AND
                                                                              NATURE OF
                                                                              BENEFICIAL
   TITLE OF CLASS           NAME AND ADDRESS OF BENEFICIAL OWNER (1)        OWNERSHIP (2)     PERCENT OF CLASS
--------------------   -------------------------------------------------   ---------------   -----------------
Common Stock           John Wood                                              447,126         4.29%
Common Stock           Llavanya Fernando (3)                                  805,125         7.43%
Common Stock           Dennis Kraft (4)                                        40,208            *
Common Stock           Scott Allan (5)                                         43,750            *
Common Stock           Matthew C. Graves (6)                                   50,520            *
Common Stock           Edward M. Kolasinski (7)                                45,000            *
Common Stock           U.S. Venture Partners                                1,090,361        10.47%
                        Attn: David Hesse
                        Curtis, Malett-Prevost, Colt & Mosle LLP
                        101 Park Ave.
                        New York, NY 10178-0061
Common Stock           Wilmot Living Trust (8)                                547,187         5.52%
                        13333 La Cuesta Drive
                        Los Altos, CA 94022
Common Stock           Crosspoint Venture Partners                          3,240,498        31.11%
                        2925 Woodside Road
                        Woodside, CA 94062
Common Stock           All directors and executive officers as a group      1,431,729         13.8%
                        (6 persons) (9)
Series B Preferred     Life Investors Insurance Company of America            352,942        95.63%
 Stock                  4333 Edgewood Road NE
                        Cedar Rapids, IA 52499

----------
*     Less than 1%.

(1) Unless otherwise indicated, the address for all persons is c/o @pos.com, Inc., 3051 North First Street, San Jose, California 95134.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual or entity has the right to acquire within 60 days of August 12, 2002 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3) Consists of 179,049 shares held by the Llavanya X. Fernando Trust for which Mr. Fernando has voting and investment control, 210,483 shares held by Mr. Fernando directly, and 415,593 shares subject to currently exercisable options or options exercisable within 60 days of August 12, 2002.

(4) Consists of 40,208 shares subject to currently exercisable options or options exercisable within 60 days of August 12, 2002.

(5) Consists of 43,750 shares subject to currently exercisable options or options exercisable within 60 days of August 12, 2002.

(6) Consists of 3,645 Shares subject to currently exercisable options or options exercisable within 60 days of August 12, 2002.

(7) Consists of 45,000 shares subject to currently exercisable options or options exercisable within 60 days of August 12, 2002.

(8) Includes 68,921 shares subject to currently available options or options exercisable within 60 days of August 12, 2002 granted to Robb Wilmot. Dr. Wilmot is a trustee of the Wilmot Living Trust, an adviser to the Company's Board of Directors, a former consultant to the Company and a former director.

(9) Includes 595,071 shares subject to currently exercisable options or options exercisable within 60 days of August 12, 2002.

                               BOARD OF DIRECTORS


     Directors are elected by a plurality vote. At each annual meeting of stockholders, five directors will be elected to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified.

     The names of the Directors and certain biographical information about them updated to the date hereof is set forth below:

     LLAVANYA FERNANDO, (50), has served as Chairman of the Board of Directors, Chief Technical Officer since January 2002 and Chief Executive Officer from January 2001 to January 2002, as Chief Technology Officer since April 1998, as Chief Operating Officer from January 2000 to January 2001, and Vice President of Engineering from December 1995 to April 1998. Prior to joining the Company, Mr. Fernando served as Vice President of Research and Development at Inforite Corporation, a hand held device company, from May 1995 to November 1995. From March 1993 until May 1995, Mr. Fernando held the position of Strategic Business Development Manager at Wyse Technology, a terminal peripherals manufacturing company. Mr. Fernando received B.S. and M.S. degrees in the field of Electronics and Systems Engineering from the University of Reading in the United Kingdom.

     MATTHEW C. GRAVES (45), has served as a member of the Board of Directors since January 2001. He has served as Vice President -- Mergers & Acquisitions at Commerce One, a market place solutions company, since October 2000. Prior to joining Commerce One, Mr. Graves served as Senior Vice President of Business Development at Biztro, Inc. from March 2000 to October 2000. From November 1999 to March 2000, Mr. Graves served as President and director of Allstate Bank. From January 1997 to October 1999, Mr. Graves served as Senior Vice President of Payments Strategies at Wells Fargo Bank, N.A. From October 1989 to January 1997, Mr. Graves served as President at FirsTech, Inc., a payment solutions company. Mr. Graves received a B.S. in Accountancy from Northern Illinois University and an M.B.A. from the University of Illinois.

     EDWARD M. KOLASINSKI (43), has served as a director of the Company since October 2000. Mr. Kolasinksi has served as Vice President, Finance and Chief Financial Officer of Welch Allyn Protocol, Inc., a medical equipment company and a wholly owned subsidiary of Welch Allyn, Inc., since August 2000, the time Welch Allyn, Inc. acquired Protocol Systems, Inc. From September 1999 to July 2000, Mr. Kolasinski served as Vice President, Finance, Chief Financial Officer and Treasurer of Protocol Systems, Inc., a medical equipment company. From July 1996 to August 1999, Mr. Kolasinski served as President of Pryon Corporation, a medical equipment company, after its acquisition by Protocol Systems, Inc. in July 1996. From 1990 to July 1996, Mr. Kolasinski served as Vice President, Finance and Chief Financial Officer of Pryon Corporation. Mr. Kolasinski received a B.S. in Business Administration from the University of Wisconsin.

     JOHN WOOD (38), has served as President, Chief Executive Officer and Chairman of the Board since January 2002. In 1983, Mr. Wood founded the Australian-based company, Keycrop. At Keycorp, he was the Chief Executive Officer until the end of 1999 when he relocated to the United States. Mr. Wood was awarded Australia's Young Businessman in 1992. He is currently Chair of Multos Consortium for smart card standards, a non-executive Vice Chairman of Keycorp and Governor of the Medical Foundation of the University of Sydney.

     JAMES DORRIAN (48), has served as a member of the Board of Directors since October 2001. He was appointed to the Board of Directors pursuant to the Company's Merger Agreement and Plan of Reorganization with Crossvue, Inc. He has served as General Partner of Crossvue Ventures Partners, a private equity investment company, since August 1998. Mr. Dorrian served as Chairman, Chief Executive Officer, and Co-Founder of Arbor Software from March 1991 to July 1998. Prior to March 1991, Mr. Dorrian served as the President of Solutions Technology, Inc., a software consulting firm specializing in financial software systems development. Mr. Dorrian received a B.A. in Economics from Indiana University.


 DIRECTOR COMPENSATION

     Other than as set forth below, the Company has not paid any annual retainer, per-meeting fee, or any other compensation to any director or former director, aside from fees payable to such directors for their services as officers or employees of the Company.

     On January 26, 2001, Matthew C. Graves received options to purchase 100,000 shares of Common Stock at an exercise price of $0.2656 per share. These options have a four year vesting period, with 25% of such options vesting after 1 year and pro rata vesting on a monthly basis thereafter. All these options will vest upon the consummation of the Merger.

     On May 8, 2001, Mr. Graves received options to purchase an additional 25,000 shares of Common Stock at an exercise price of $0.30 per share, vesting ratably over a 48-month period. All these options will vest upon the consummation of the Merger.

     On August 28, 2001 Edward M. Kolasinski received options to purchase 90,000 shares of Common Stock at an exercise price of $0.68 per share. These options have a four year vesting period, with 25% of such options vesting after 1 year and pro rata vesting on a monthly basis thereafter. All these options will vest upon the consummation of the Merger.


 BOARD MEETINGS

     The Board of Directors held 10 meetings during the fiscal year ended June 30, 2001. In addition, the Board of Directors approved certain matters by unanimous written consent without a meeting.


 BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee and an Audit Committee.

     The current members of the Compensation Committee are Matthew Graves and Edward Kolasinksi. The Compensation Committee held one meeting during the fiscal year ended June 30, 2001. The Compensation Committee's functions are to determine annual cash compensation of officers, and to deal with issues relating to stock options and other incentive compensation.

     The current members of the Audit Committee are Matthew Graves and Edward Kolasinski. The Audit Committee held two meetings during the fiscal year ended June 30, 2001. The Audit Committee's functions are to review and monitor the corporate financial reporting and the internal and external audits of the Company.


 REPORT ON THE AUDIT COMMITTEE

     As of the date hereof, the Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

     The Audit Committee of the Board of Directors is currently composed of one independent director and operates under a written charter adopted by the Board of Directors, a copy of which is attached to the Company's Proxy Statement filed with the Commission on October 29, 2001.

     Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. This Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence. In so doing, the Committee considered whether the provision of non-audit services to the Company was compatible with maintaining their independence. The Committee also reviewed the amount of fees paid to Arthur Andersen for both audit and non-audit services.

     Based upon the Committee's discussion with management and the independent accountants and its review of the representation of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2001 filed with the SEC.


                               EXECUTIVE OFFICERS

     As of the date hereof, the executive officers of the Company include Llavanya Fernando and John Wood about whom information is provided above, and the following persons:

     DENNIS KRAFT (46) has served as the Vice President, Sales since April 2002, and as Vice President of Business Development from April 2001 to October 2001. Prior to joining the Company, Mr. Kraft served as Vice President, Sales for InfoSpace, an internet services company, from March 1998 to March 2001. From March 1997 to March 1998, Mr. Kraft served as Senior Vice President, Sales for SunTech Processing Systems, an ATM software company. From February 1989 to March 1997, Mr. Kraft has served as Senior Vice President of Sales for First USA Paymentech, a card processing company. Mr. Kraft received a B.A. in Marketing from Ohio State University.

     SCOTT ALLAN (37), has serviced as the Vice President of Business Development for @pos since October 2002. Previously, he held the positions of Co-Founder, Chief Operating Officer, Executive Vice President of Business Development and Vice President of Marketing Alliance Management for Crossvue. During April 1998 to January 2000, Mr. Allan was the Director of Product Marketing and then promoted to Vice President Product Marketing for @pos. He also held positions at Price WaterhouseCoopers, Communication Intelligence Corporation, and CAD Microsystems. Mr. Allan received a B.S. in mechanical engineering from University of California, Berkeley and M.B.A. from J.L. Kellogg Graduate School of Management, Northwestern University.

     There are no family relationships among any of the executive officers.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who own more than ten percent of the Common Stock to file reports of ownership andchanges in ownership of Common Stock with the Securities and Exchange Commission. These persons are also required to furnish to the Company copies of all such reports.

     To the Company's knowledge, based solely on its review of the copies of such reports received by the Company, and written representations from certain reporting persons, directors and executive officers of the Company and all other reporting persons complied with all applicable filing requirements.

                            EXECUTIVE COMPENSATION


 COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes all compensation paid to the Company's former Acting Chief Executive Officer, former Chief Executive Officer and each of the Company's other four most highly compensated executive officers whose annual compensation exceeded $100,000 for services rendered in all capacities to the Company for the fiscal years ended June 30, 2002, 2001, 2000 and 1999.


                          SUMMARY COMPENSATION TABLE





                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                        ANNUAL COMPENSATION                AWARDS
                                             ----------------------------------------- -------------
                                                                                         SECURITIES
                                                                                         UNDERLYING
     NAME AND PRINCIPAL POSITION       YEAR        SALARY ($)            BONUS ($)      OPTIONS (#)
------------------------------------- ------       ----------            ---------     -------------
Llavanya Fernando                      2002            200,000                 37,500             --
 Chairman of the Board, and Chief      2001            200,000                 30,000        431,616
 Technology Officer; Former Chief      2000            190,053                 38,131        256,824
 Operating Officer                     1999            173,400                 30,000         17,500

Gary Rummelhoff                        2002            111,247                     --             --
 Former Chief Financial Officer and    2001            158,000                 48,240         47,500
 Secretary                             2000             53,882                  5,000        100,000

James Boyer                            2002            101,531                     --             --
 Vice President of Operations          2001            164,369                  3,750        160,000

Dennis Kraft                           2002            156,925                     --             --
 Vice President of Sales,              2001             44,577                     --        110,000
 Former Vice President of Business
 Development

Michael Dorsey (1)                     2001             71,483                  5,643        255,000
 Former Acting Chief Executive         2000             16,410                     --
 Officer

Aziz Valliani (2)                      2001                 --                 75,469        160,000
 Former Director and Former            2000            155,729                101,200         30,000
 President and Chief Executive         1999            287,500                 95,000
 Officer

Scott Allan,                           2002            120,253                     --         100,00
 Vice President of Business
 Development

John Wood,                             2002            102,059 (3)             34,000 (4)     765,00
 Chief Executive Officer and
 President

----------
(1) Mr. Dorsey served as our Acting Chief Executive Officer from May 24, 2000 until December 4, 2000.

(2) Mr. Valliani served as a Director and as our President and Chief Executive Officer from January 2, 1996 until January 17, 2000.

(3)   51,030 of this amount was paid in stock.

(4)   This amount was paid in stock as a signing bonus.

     The following tables set forth certain information for the fiscal year ended June 30, 2002 with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above.


                       OPTION GRANTS IN FISCAL YEAR 2002




                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                              ASSUMED ANNUAL RATES OF STOCK
                                                                              PRICE APPRECIATION FOR OPTION
                                    INDIVIDUAL GRANTS                                     TERM ($)
               ------------------------------------------------------------   -----------------------------
                    NUMBER            % OF
                OF SECURITIES     TOTAL OPTIONS
                  UNDERLYING       GRANTED TO       EXERCISE
                   OPTIONS        EMPLOYEES IN       PRICE       EXPIRATION
    NAME           GRANTED         FISCAL YEAR     ($/SHARE)        DATE            5%              10%
------------   ---------------   --------------   -----------   -----------   -------------   -------------
John Wood           765,000(1)            61.8%        0.320     1/22/2012         153,952        390,148

Scott Allan         100,000(2)            8.08%         0.42     9/25/2011          26,413         66,937

----------
(1) These options have a 10-year term and vest 30% on the first full year of employment and 1/36 monthly thereafter subject to 50% acceleration of unvested shares upon the consummation of the Merger.

(2) These options have a 10-year term and vest at the rate of 25% per year over a 4-year period.


The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. There can be no assurance that any of the values reflected in the table will be achieved.


 EMPLOYMENT AGREEMENT

     On September 21, 2001, the Company and Llavanya Fernando entered into an Executive Employment Agreement, which established a termination and severance agreement for Mr. Fernando. Per the Agreement, the Company may terminate Mr. Fernando without cause upon not less than thirty (30) days notice. Upon termination of employment without cause, Mr. Fernando shall receive from the
Company: his base salary for a period of one (1) year, any bonuses earned by him that have not been paid as of the date of termination, continued medical insurance coverage for a period of one (1) year, and assistance in job placement up to $20,000. If terminated prior to May 8, 2002, stock options in the amount of 107,904 shall immediately vest and Mr. Fernando shall have the right to exercise such options up to twelve (12) months from the date of his termination.


 REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consists entirely of outside, non-employee directors. The Committee oversees the design of and regularly reviews the Company's executive compensation programs. The Committee believes compensation should vary on the basis of performance, should be aligned to comparable peer groups, and should ultimately be driven by the short- and long-term interests of stockholders. In determining the compensation payable to the Company's executive officers, the Committee seeks to implement the following policies through a combination of fixed and variable compensation. These policies were developed with the assistance of outside compensation consultants.


 COMPENSATION POLICIES

     Executives will be rewarded for the achievement of financial and individual results.

     As executives assume greater responsibilities, their total compensation packages will be subject to greater risk, based upon the financial performance of the Company.

     Stockholder value creation must be an important link in the design of the executive compensation package.

     The various components of the executive compensation package must attract, retain and motivate key executives and aid in maintaining an entrepreneurial spirit by members of the management team.

     Generally, base compensation will be aligned to median base compensation levels for positions of similar scope at comparable organizations.

     Variable cash awards will be used to align compensation with short-term business objectives. Exceeding these objectives will increase the amount of the awards.

     Equity instruments (primarily stock options) will be used to align a significant portion of total compensation with the Company's long-term strategy of continued stockholder value creation.


 ELEMENTS OF 2001 TOTAL COMPENSATION

     Base Compensation. Each executive officer's salary is reviewed each year and adjusted as appropriate based on Company performance, individual performance, the scope and responsibilities of the executive's position, and the base salaries paid by peer companies to employees in comparable positions.


 CEO COMPENSATION

     As of the date hereof, John Wood is the President and Chief Executive Officer of the Company. Under Mr. Woods employment agreement, he receives a base salary of $200,000 per year which is paid in semi-monthly installments. For his first full year of employment, he was eligible to receive a performance bonus of seventy thousand dollars ($70,000) and he received the bonus in August 2002. Mr. Wood was granted options to purchase seven hundred sixty five thousand (765,000) shares of the Company's common stock. The options vest over a four (4) year period. Upon completion of his first full year of employment, two hundred twenty eight thousand and seven hundred fifty (228,750) options to purchase the Company's common stock will vest. Thereafter the remaining options will vest monthly at a rate of 1/36th per month. In the event of a change of control of the Company, one hundred percent (100%) of his outstanding unvested options shall vest immediately. If his employment is terminated without cause, the Company shall pay Mr. Wood a severance package of two (2) months of his annual base salary, in addition to one (1) month's salary for each full year he worked for the Company; however, Mr. Wood's maximum severance payout shall not exceed six (6) months of his annual base salary. Mr. Wood also receives a one thousand dollar ($1,000) per month car allowance.

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